                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                 ECLIPSYS CORPORATION, POWER ACQUISITION CORP.,




                            POWERCENTER SYSTEMS, INC.


                                       AND


                    EUCLID PARTNERS IV, L.P. AND PETER TONG,
                as Holders of the Outstanding Promissory Notes of
                            PowerCenter Systems, Inc.








                                FEBRUARY 5, 1999
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                                TABLE OF CONTENTS

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ARTICLE I -       THE MERGER..................................................1
         1.1      The Merger..................................................1
         1.2      The Closing.................................................2
         1.3      Actions at the Closing......................................2
         1.4      Additional Action...........................................2
         1.5      Conversion of Shares........................................2
         1.6      Dissenting Shares...........................................3
         1.7      Fractional Shares...........................................4
         1.8      Dividends...................................................4
         1.9      Escrow......................................................5
         1.10     Options and Warrants........................................5
         1.11     Certificate of Incorporation................................6
         1.12     By-laws.....................................................6
         1.13     Directors and Officers......................................6
         1.14     No Further Rights...........................................6
         1.15     Closing of Transfer Books...................................7

ARTICLE II -      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............8
         2.1      Organization, Qualification and Corporate Power.............8
         2.2      Capitalization..............................................8
         2.3      Authorization of Transaction................................9
         2.4      Noncontravention...........................................10
         2.5      Subsidiaries...............................................10
         2.6      Financial Statements.......................................10
         2.7      Absence of Material Adverse Changes........................11
         2.8      Undisclosed Liabilities....................................11
         2.9      Tax Matters................................................11
         2.10     Assets.....................................................12
         2.11     Real Property..............................................12
         2.12     Intellectual Property......................................12
         2.13     Real Property Leases.......................................14
         2.14     Contracts..................................................15
         2.15     Accounts Receivable........................................16
         2.16     Powers of Attorney.........................................17
         2.17     Insurance..................................................17
         2.18     Litigation.................................................17
         2.19     Product Warranty...........................................17
         2.20     Employees..................................................18
         2.21     Employee Benefits..........................................18
         2.22     Environmental Matters......................................20


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         2.23     Legal Compliance...........................................22
         2.24     Permits....................................................22
         2.25     Certain Business Relationships With Affiliates.............22
         2.26     Brokers' Fees..............................................22
         2.27     Books and Records..........................................22
         2.28     Customers and Suppliers....................................23
         2.29     Pooling....................................................23
         2.30     Company Action.............................................23
         2.31     Disclosure.................................................23
         2.32     Year 2000..................................................24

ARTICLE III -     REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  AND THE TRANSITORY SUBSIDIARY..............................24
         3.1      Organization...............................................24
         3.2      Capitalization.............................................25
         3.3      Authorization of Transaction...............................25
         3.4      Noncontravention...........................................25
         3.5      Reports and Financial Statements...........................26
         3.6      Absence of Material Adverse Changes........................27
         3.7      Brokers' Fees..............................................27
         3.8      Disclosure.................................................27

ARTICLE IV -      COVENANTS..................................................27
         4.1      Best Efforts...............................................27
         4.2      Notices and Consents.......................................27
         4.3      Stockholder Consents/Agreements............................28
         4.4      Operation of Business......................................29
         4.5      Full Access................................................30
         4.6      Notice of Breaches.........................................31
         4.7      Exclusivity................................................31
         4.8      Agreements from Certain Affiliates of the Company..........31
         4.9      No Solicitation............................................32



ARTICLE V -       CONDITIONS TO CONSUMMATION OF MERGER.......................32


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         5.1      Conditions to Each Party's Obligations.....................32
         5.2      Conditions to Obligations of the Buyer and the
                    Transitory Subsidiary....................................32
         5.3      Conditions to Obligations of the Company...................34

ARTICLE VI -      INDEMNIFICATION............................................35
         6.1      Indemnification............................................35
         6.2      Method of Asserting Claims.................................36
         6.3      Survival...................................................37
         6.4      Limitations................................................37

ARTICLE VII -     REGISTRATION RIGHTS........................................37
         7.1      Registration of Shares.....................................37
         7.2      Limitations on Registration Rights.........................38
         7.3      Registration Procedures....................................38
         7.4      Requirements of Company Stockholders.......................39
         7.5      Indemnification............................................40
         7.6      Assignment of Rights.......................................40

ARTICLE VIII -    TERMINATION................................................40
         8.1      Termination of Agreement...................................40
         8.2      Effect of Termination......................................41

ARTICLE IX -      MISCELLANEOUS..............................................41
         9.1      Press Releases and Announcements...........................41
         9.2      No Third Party Beneficiaries...............................42
         9.3      Entire Agreement...........................................42
         9.4      Succession and Assignment..................................42
         9.5      Counterparts...............................................42
         9.6      Headings...................................................42
         9.7      Notices....................................................42
         9.8      Governing Law..............................................43
         9.9      Amendments and Waivers.....................................43
         9.10     Severability...............................................44
         9.11     Expenses...................................................44
         9.12     Specific Performance.......................................44


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         9.13     Submission to Jurisdiction.................................44
         9.14     Construction; Knowledge....................................45
         9.15     Incorporation of Exhibits and Schedules....................45


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                          AGREEMENT AND PLAN OF MERGER


         Agreement entered into as of February 5, 1999 by and among Eclipsys Corporation, a Delaware corporation (the "Buyer"), Power Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), PowerCenter Systems, Inc., a Delaware corporation (the "Company"), and Euclid Partners IV, L.P. and Peter Tong, the holders of all of the Company's outstanding promissory notes as defined in Section 1.5(c) below (the "Noteholders"). The Buyer, the Transitory Subsidiary, the Company and the Noteholders are referred to collectively herein as the "Parties."

         This Agreement contemplates a tax-free merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER


         1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Washington, D.C., commencing at 10:00 a.m. local time on February 12, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").


         1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, (d) each stockholder of the Company, other than holders of Dissenting Shares (as defined in Section 1.6), shall deliver to the Buyer for cancellation the certificate(s) representing his or her Company Shares (as defined in Section 1.5(a)), (e) the Buyer shall authorize BankBoston, N.A. (the "Exchange Agent") to issue to each holder of Company Shares who have delivered their certificates pursuant to clause (d) of this Section certificates for the Initial Shares (as defined below), subject to the terms of the Escrow Agreement (as defined below) and (e) the Buyer, the Indemnification Representatives (as defined therein) and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9.

         1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

         1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

             (a) Each share of common stock, $.01 par value per share, of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined in Section 1.6) and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.5(f) and Section 1.9) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio. The "Conversion Ratio" shall initially be equal to a fraction of which (i) the numerator is 1.1 million and (ii) the denominator is the sum of the total number of Company Shares outstanding at the Effective Time (after giving effect to the conversions set forth in paragraph (b) below) and the total number of Company Shares subject to Options and Warrants (as defined in Section 1.10) outstanding at the Effective Time. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.


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             (b) Each share of Series A Convertible Preferred Stock , $.01 par value per share, of the Company (the "Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Stock owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company's treasury) shall be converted into Company Shares in accordance with the terms of such preferred stock, which shall then be converted into and represent the right to receive (subject to the provisions of Section 1.9 and the provisions of paragraph (a) above) such number of shares of Buyer Common Stock as is equal to the Conversion Ratio.

             (c) Each promissory note issued by the Company and outstanding immediately prior to the Effective Time identified on Schedule 1.5(c) hereof (the "Promissory Notes") shall be converted into and represent the right to receive (subject to the provisions of Section 1.5(f) and Section 1.9) such number of shares of Buyer Common Stock determined by dividing the dollar amount represented by each such Promissory Note (including all interest accrued thereon as of the Closing Date) by $36.41 (representing the average of the closing prices for Buyer Common Stock for the ten day period ending on February 4, 1999 as reported on the Nasdaq National Market), such shares of Buyer Common Stock being referred to herein as the "Note Shares".

             (d) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

             (e) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

             (f) Stockholders of record of the Company ("Company Stockholders") and the Noteholders shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their Company Shares or Promissory Notes were converted pursuant to Section 1.5(a) or Section 1.5(c), as the case may be, (the "Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which Company Shares or the Promissory Notes were converted pursuant to Section 1.5(a) or Section 1.5(c), as the case may be, (the "Escrow Shares") shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."


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         1.6 Dissenting Shares.

             (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares and Preferred Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares or Preferred Shares, as the case may be, in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then
(i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Sections 1.5(a) and 1.5(b), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Sections 1.5(a) and 1.5(b) (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Sections 1.5(a) and 1.5(b) (which shares shall be considered Escrow Shares for all purposes of this Agreement).

             (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares or Preferred Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or Preferred Shares or offer to settle or settle any such demands.

         1.7 Fractional Shares. No certificates or script representing fractional Initial Shares shall be issued to former Company Stockholders or Noteholders upon the surrender for exchange of stock certificates evidencing Company Shares or Preferred Shares ("Certificates") or Promissory Notes, and such former Company Stockholders or Noteholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Stockholders or Noteholders. In lieu of any fractional Initial Shares that would otherwise be issued, each former Company Stockholder or Noteholder that would have been entitled to receive a fractional Initial Share shall, upon proper


                                      -4-
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surrender of such person's Certificates or Promissory Notes, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Initial Share. The aggregate number of Escrow Shares shall not include a fraction but shall instead be a whole number equal to the precise number of aggregate Escrow Shares determined in accordance with Section 1.5(f), rounded down to the next whole number.

         1.8 Dividends. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders or Noteholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates or Promissory Notes. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

         1.9 Escrow.

             (a) On or prior to the Closing Date, the Buyer, the Escrow Agent and the Indemnification Representatives shall enter into the Escrow Agreement. On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5(f), for the purpose of securing the indemnification obligations of the Company Stockholders and Noteholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

             (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders and the execution of this Agreement by the Noteholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.


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         1.10 Options and Warrants.

              (a) As of the Effective Time, all options to purchase Company Shares issued by the Company pursuant to its stock option plans or otherwise ("Options") and warrants to purchase Company Shares ("Warrants"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Option or Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Option or Warrant at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option or Warrant multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number). The exercise price per share of each such assumed Option or Warrant shall be equal to the exercise price of such Option or Warrant immediately prior to the Effective Time divided by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

              (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 1.10, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.10).

              (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options and Warrants assumed in accordance with this
Section 1.10. As soon as practicable after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") with respect to all shares of Buyer Common Stock subject to Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

         1.11 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.12 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time,


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except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.13 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 5.2(h).

         1.14 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.15 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Sections 1.5(a) and 1.5(b) (subject to Section 1.9) and subject to applicable law in the case of Dissenting Shares.



                   ARTICLE II - REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby makes to the Buyer the representations and warranties contained in this Article II, with the exceptions as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II, except that specific paragraphs of the Disclosure Schedule may contain cross-references to other paragraphs.

         2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations, cash flows, business or properties of the Company. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.

         2.2 Capitalization.

         (a) The authorized capital stock of the Company consists of 11,458,767 shares of capital stock, of which 11,428,767 shares of Common Stock, $.01 par value per share, are authorized and 8,407,251 shares are issued and outstanding, 20,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, are authorized and 20,000 shares are issued and outstanding, 10,000 shares of Series B Convertible Preferred Stock, $.01 par value per share, are authorized, none of which are issued and outstanding, and no shares are held in the treasury of the Company. Each share of Series A Convertible Preferred Stock is currently convertible into 133.33 shares of Common Stock. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of record of the Company, indicating the number of Company Shares and Preferred Shares held of record by each stockholder, and (ii) all holders of Options and Warrants, indicating the number of Company Shares subject to each Option and Warrant. Except as set forth in Section 2.2(a) of the Disclosure Schedule, all of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants and conversion of the Preferred Shares will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares or any other shares of capital stock of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

         (b) Except as set forth in this Section 2.2 or as reserved for future grants of options under the Company's 1996 Stock Plan (the "Stock Plan") or the Warrants, there are no equity securities of any class of the Company or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating it to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transaction contemplated by this Agreement.

         2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval (as defined below), to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by (i) a majority of the votes represented by the outstanding Company Shares and Preferred Shares, voting as a single class entitled to vote on this Agreement and the Merger and (ii) at least two-thirds of the votes represented by the outstanding Preferred Shares as required by the Company's Certificate of Incorporation (together, the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Buyer and the Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.4 Noncontravention. Neither the execution and delivery of this Agreement by the Company, nor, subject to the filing of the Certificate of Merger in accordance with the Delaware General Corporation Law, the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

         2.5 Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

         2.6 Financial Statements. The Company has provided to the Buyer (a) the audited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the fiscal years ended December 31, 1995, 1996 and 1997 and (b) the unaudited balance sheet (the "Most Recent Balance Sheet") and statements of income, changes in stockholders' equity and cash flows as of and for the nine (9) months ended as of September 30, 1998. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company, provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year end adjustments (which will not be material) and do not include footnotes.

         2.7 Absence of Material Adverse Changes. Since the date of the Most Recent Balance Sheet (the "Most Recent Fiscal Quarter End"), (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (o) of Section 4.4.

         2.8 Undisclosed Liabilities. The Company has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on or otherwise reflected in the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

         2.9 Tax Matters.

             (a) The Company has filed all Tax Returns (as defined below) that it was required to file prior to the date of this Agreement, subject to any allowable extension, and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet will not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

             (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1993. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through December 31, 1994. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

             (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement.

             (d) The Company is not or has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code). The Company has made an election under Treasury Reg. Section 1.1502-20(g). The Company is not and has not been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

         2.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

         2.11 Real Property. The Company does not own any real property.

         2.12 Intellectual Property.

              (a) The Company owns or has the right to use all Intellectual Property (as defined below) incorporated in its products or necessary for, or used in, the operation of its business as presently conducted (the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.12(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any item of Company Intellectual Property. For purposes of this agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration, mask work registration or application therefor, and trademark or service mark registration or application therefor of the Company.

              (b) To the Company's knowledge, none of the activities or business presently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation and no such claim has been threatened by any third party.

              (c) Section 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any of Company Intellectual Property.

              (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

              (e) The Company has not disclosed the source code for any of the software owned by the Company and incorporated in its products or necessary for the operation of its business as presently conducted (the "Software") or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity and has taken reasonable measure to prevent such disclosure.

              (f) All of the Software has been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in the Software to the Company. No portion of the Software was jointly developed with any third party.

         2.13 Real Property Leases. Section 2.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in
Section 2.13 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect, immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

                  (g) to the knowledge of the Company, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the intended uses, occupancy or value of the property subject thereto; and

                  (h) the Company has obtained non-disturbance agreements from the holder of each superior Security Interest and ground lease in connection with each such lease or sublease (each of which is listed in Section 2.13 of the Disclosure Schedule); and the representations and warranties set forth in clauses (a) through (d) of this Section 2.13 with respect to leases and subleases are true and correct with respect to such nondisturbance agreements.

         2.14 Contracts. Section 2.14 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

                  (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $20,000 per annum;

                  (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services

(i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $20,000, or (iii) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (c) any written arrangement establishing a partnership or joint venture;

                  (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $20,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (e) any written arrangement concerning confidentiality or noncompetition;

                  (f) any written arrangement involving any of the Company Stockholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")(the "Affiliates");

                  (g) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company; and

                  (h) any other written arrangement (or group of related written arrangements) either (i) involving more than $20,000 or (ii) not entered into in the Ordinary Course of Business and which is material to the Company's business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and (iii) to the Company's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14.

         2.15 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Fiscal Quarter End are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

         2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         2.17 Insurance. Section 2.17 of the Disclosure Schedule sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number and the period of coverage with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years. (i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

         2.18 Litigation. Section 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which, in the case of either clause (a) or (b) above, the Company is a party or, to the knowledge of the Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.18 of the Disclosure Schedule could in all reasonable likelihood have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company.

         2.19 Product Warranty. No product manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Section 2.19 of the Disclosure Schedule.
Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company knows of no reason why such expenses should significantly increase as a percentage of sales in the future.

         2.20 Employees. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Each such employee (other than purely clerical or administrative personnel who do not have access to confidential information) has entered into a confidentiality/assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

         2.21     Employee Benefits.

                  (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and any ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) To the Company's knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any material respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                  (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                  (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

                  (j) Section 2.21(j) of the Disclosure Schedule discloses each:
(i) agreement with any director, executive officer or other key employee of the Company(A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.22     Environmental Matters.

                  (a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and

Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

                  (d) Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company since November 19, 1980. The Company is not aware of any material environmental liability of any such transporter or facility.

         2.23 Legal Compliance. The Company, and the conduct and operations of its business, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company.

         2.24 Permits. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company. Each such Permit is in full force and effect and, to the best of the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

         2.25 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to the Company. Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

         2.26 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2.27 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

         2.28 Customers and Suppliers. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services is expected to result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to the Company and no material customer of the Company or any Subsidiary has indicated within the past year that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 2.28 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Fiscal Quarter End and the approximate amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company.

         2.29 Pooling. To the best knowledge of the Company, neither the Company nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Company and the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

         2.30 Company Action. The Board of Directors of the Company, pursuant to a unanimous written consent, has (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and

(iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

         2.31 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to Section 5.2 of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. To the Company's knowledge, the Company has disclosed or made available to the Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

         2.32 Year 2000. Section 2.32 of the Disclosure Schedule attached hereto identifies each "year 2000" audit, report or investigation that has been performed by or on behalf of the Company with respect to its business and operations, and the Company has provided to the Buyer true and correct copies of all such audits, reports or investigations. Except as set forth in such audits, reports and investigations, the Company is not aware of any failure of it computer software systems and other computer software used by or licensed to or by the Company from or to third parties to be Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to each system referred to in the prior sentence, that such system (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries; (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty- first centuries; and
(iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of century, (y) date data, including date data which represents or references different centuries or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system which are not owned or licensed by the Company correctly exchange date data with or provide data to such system. The Company has not provided any guarantee or warranty for any product sold or licensed, or services provided, by the Company to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000 or (ii) will not be adversely affected with respect to functional interoperability, performance or volume capacity (including without limitation the processing and reporting of data) by virtue of the arrival of the year 2000.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

         3.1 Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Transitory Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations, cash flows, business or properties of the Buyer. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         3.2 Capitalization. As of January 27, 1999: (i) the authorized capital stock of the Buyer consists of 210,000,000 shares of capital stock of the Buyer, of which 200,000,000 shares of Buyer Common Stock are authorized and 19,551,779 of such shares are issued and outstanding and approximately 10,000,000 shares are reserved for immediate issuance to former stockholders of Transition Systems, Inc. ("TSI") in connection with the Buyer's recent acquisition of TSI; 5,000,000 shares of Non-Voting Common Stock, $.01 par value per share, of the Buyer (the "Non-Voting Common Stock") are authorized and 896,431 of such shares are issued and outstanding; 5,000,000 shares of Preferred Stock of the Buyer, $.01 par value per share, are authorized, none of which are issued and outstanding; (ii) 962,833 shares of NonVoting Common Stock are reserved for issuance upon the exercise of certain warrants, none of which have been issued; and (iii) no shares of capital stock of the Buyer are held in the treasury of the Buyer. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of capital stock of the Transitory Subsidiary are owned by the Buyer.

         3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of the Buyer) the Escrow Agreement by the Buyer and the Transitory Subsidiary, the performance of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

         3.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement or (in the case of the Buyer) the Escrow Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.


         3.5 Reports and Financial Statements. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of (a) Amendment No. 5 to its Registration Statement on Form S-1, as filed with the Securities and Exchange Commission (the "SEC") on July 29, 1998, and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since August 31, 1998 (such reports are collectively referred to herein as the "Buyer

Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC and each such report has been timely filed and was prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as applicable. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

         3.6 Absence of Material Adverse Changes. Since September 30, 1998, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

         3.7 Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.8 Disclosure. No representation or warranty by the Buyer or the Transitory Subsidiary contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer or the Transitory Subsidiary pursuant to Section 5.3 of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. To the Buyer's knowledge, the Buyer and the Transitory Subsidiary have each disclosed or made available to the Company all material information relating to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                    COVENANTS

         4.1 Best Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

         4.2 Notices and Consents. Each of the Parties shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as each such party may be required to obtain in order to complete the transactions contemplated by this Agreement (including without limitation, in the case of the Company, those listed in Section 2.4 or
Section 2.24 of the Disclosure Schedule).

         4.3 Stockholder Consents/Agreements.

                  (a) The Company shall obtain the Requisite Stockholder Approval as soon as reasonably practical. In connection with the Requisite Stockholder Approval, the Company, acting through its Board of Directors, shall recommend that the Company Stockholders consent to the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Stockholder Approval.

                  (b) Matthew Ehrlich, Paul Ehrlich and Euclid Partners IV, L.P. each agree to (i) vote all Company Shares and Preferred Shares that are beneficially owned by him or it, or for which he or it has voting authority, in favor of the adoption of this Agreement and the approval of the Merger and (ii) otherwise use his or its best efforts to obtain the Requisite Stockholder Approval.

                  (c) Except for the stockholders identified as Non-Accredited Stockholders in Section 2.2 of the Disclosure Schedule (the "Non-Accredited Stockholders"), each stockholder of the Company and each Noteholder shall be an "accredited investor" within the definition set forth in Rule 501(a) of the Securities Act and the Buyer shall receive from each of the stockholders and Noteholders an investment representation letter substantially in the form attached hereto as Exhibit B, except that the Non-Accredited Stockholders shall not be required to represent that they are "accredited investors" (as defined above).

         4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time (or the termination of this Agreement), the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition (normal wear and tear excepted), keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time or the termination of this Agreement, the Company shall not, without the written consent of the Buyer:

                  (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options or Warrants;

                  (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.21(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                  (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                  (f) amend its charter or By-laws;

                  (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

                  (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

                  (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any contract or agreement;

                  (l) make or commit to make any capital expenditure in excess of $20,000 per item;

                  (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

                  (n) take any action that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or

                  (o) agree in writing or otherwise to take any of the foregoing actions.

         4.5 Full Access. Each of the Parties (other than the Noteholders) shall permit representatives of the other Party to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the such Party) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party. Each of the Parties (a) shall treat and hold as confidential any Confidential Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the other Party all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement,

"Confidential Information" means any confidential or proprietary information of a Party that is furnished in writing to another Party in connection with this Agreement; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the other Party, or
(iii) which the other Party knew or to which the other Party had access prior to disclosure.

         4.6 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to it. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         4.7 Exclusivity. The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.7.

         4.8 Agreements from Certain Affiliates of the Company. Concurrently with the execution of this Agreement, the Company shall deliver to the Buyer a list of all persons or entities who are at such time Affiliates of the Company (the "Company Affiliates"). In order to help ensure that the Merger will be accounted for as a "pooling of interests", that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be treated as a tax-free reorganization, the Company shall cause each Company Affiliate to execute and deliver to the Buyer, as soon as practicable following the execution of this Agreement, a written agreement substantially in the form attached hereto as Exhibit C (the "Affiliate Agreement").

         4.9 No Solicitation. The Parties hereto each agree that, in the event of a termination of this Agreement prior to the completion of the transactions contemplated herein, such Party shall not, directly or indirectly, through any entity, officer, director, employee, financial advisor, representative or agent of such Party, for a period of six months after the termination of this Agreement, recruit, solicit or hire any employee of another Party or induce any employee of another Party to terminate his or her employment with, or otherwise terminate his or her relationship with, the other Party.


                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

                  (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect.

         5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions, any of which may be waived in whole or in part by the Buyer:

                  (a) the number of Dissenting Shares shall not exceed 5% of the number of outstanding Company Shares as of the Effective Time;

                  (b) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2;

                  (c) the representations and warranties of the Company set forth in Article II which are qualified therein as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made on the date hereof and as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

                  (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

                  (f) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date;

                  (g) the Buyer shall have received letters from Pricewaterhouse- Coopers LLP, auditors for the Buyer, and Ernst & Young LLP, auditors for the Company, in a form reasonably satisfactory to the Buyer, to the effect that the Buyer may treat the Merger as a "pooling of interests" for accounting purposes;

                  (h) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company specified by the Buyer in writing at least five business days prior to the Closing;

                  (i) the Requisite Stockholder Approval shall have been obtained;

                  (j) each of the Company Affiliates shall have entered into Affiliate Agreements as described in Section 4.8;

                  (k) the Buyer shall have received from each of the Company Stockholders and Noteholders an investment representation letter pursuant to
Section 4.3(c), substantially in the form attached hereto as Exhibit B;

                  (l) all shares of the Company's Series A Convertible Preferred Stock shall have been converted into Company Shares, as contemplated by Section 1.5(b) of this Agreement;

                  (m) all Promissory Notes shall have been delivered to the Company for conversion into Buyer Common Stock and cancellation as contemplated by Section 1.5(c) of this Agreement;

                  (n) the Registration Rights Agreement dated March 7, 1996, the Stockholders Agreement dated March 7, 1996, and all rights granted thereunder shall have been terminated; and

                  (o) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

         5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III which are qualified therein as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made on the date hereof and as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

                  (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (c) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) and (b) of this
Section 5.3 is satisfied in all respects;

                  (d) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Company and dated as of the Closing Date; and

                  (e) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1      Indemnification.

                  (a) The Company Stockholders and Noteholders shall indemnify the Surviving Corporation and the Buyer (the "Indemnified Purchasers") in respect of, and hold the Indemnified Purchasers harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Indemnified Purchasers or any Affiliate thereof:

                           (i) resulting from, relating to or constituting any
breach of any representation or warranty of the Company contained herein or in the Certificate delivered pursuant to Section 5.2(e) or the failure by the Company to perform any covenant or agreement of the Company contained in this Agreement;

                           (ii) resulting from any matter identified under
Section 2.18 of the Disclosure Schedule;

                           (iii) resulting from any failure of any Company
Stockholders to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Stockholders, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever; or

                           (iv) resulting from any claim by a stockholder or
former stockholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

                  (b) The Surviving Corporation and the Buyer shall indemnify the Company Stockholders (the "Indemnified Stockholders") in respect of, and hold the Indemnified Stockholders harmless against, any Damages incurred or suffered by the Indemnified Stockholders resulting from, relating to or constituting any breach of any representation or warranty of the Surviving Corporation or the Buyer contained herein or in the Certificate delivered pursuant to Section 5.3(c) or the failure by the Surviving Corporation or the Buyer to perform any covenant or agreement of the Surviving Corporation or the Buyer contained in this Agreement.

         6.2      Method of Asserting Claims.

                  (a) All claims for indemnification by an Indemnified Purchaser pursuant to this Article VI shall be made in accordance with the provisions of the Escrow Agreement.

                  (b) If a third party asserts that an Indemnified Purchaser is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Purchaser may be entitled to indemnification pursuant to this Article VI, and such Indemnified Purchaser reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Purchaser shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnification Representatives, (ii) such Indemnified Purchaser may make a claim for indemnification pursuant to this Article VI in accordance with the provisions of the Escrow Agreement, and (iii) such Indemnified Purchaser shall be reimbursed, in accordance with the provisions of the Escrow Agreement, for any such Damages for which it is entitled to indemnification pursuant to this
Article VI (subject to the right of the Indemnification Representatives to dispute the Indemnified Purchaser's entitlement to indemnification under the terms of this Article VI and Section 4(e) of the Escrow Agreement).

                  (c) The Indemnified Purchaser or Indemnified Stockholder, as the case may be (each an "Indemnified Person"), shall give prompt written notification to the Indemnification Representatives or the Buyer, as the case may be, of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnification Representatives or the Buyer, as the case may be, shall relieve the indemnifying parties of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnification Representatives or the Buyer, as the case may be, may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnification Representatives or the Buyer, as the case may be, acknowledge in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article VI. If the indemnifying parties do not so assume control of such defense, the

Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the indemnifying parties have not assumed such control and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Neither the indemnifying parties nor the Indemnified Person shall agree to any settlement of such action, suit or proceeding without the prior written consent of the other parties, which shall not be unreasonably withheld.

         6.3      Survival.

                  (a) The representations and warranties of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. If a notice is given in accordance with the Escrow Agreement before expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                  (b) The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date and shall not be affected by any examination made for or on behalf of the Company or the Company Stockholders or the knowledge of any of the Company's officers, directors, stockholders, employees or agents.

         6.4      Limitations.

                  (a) Notwithstanding anything to the contrary herein, (a) the aggregate liability of the Company Stockholders and Noteholders for Damages under this Article VI shall not exceed the Escrow Shares and the sole remedy of the Buyer and the Transitory Subsidiary against the Company Stockholders and Noteholders under this Article VI (except as provided in Section 6.4(c)) shall be to make a claim against the Escrow Shares in accordance with the Escrow Agreement, and (b) the Company Stockholders and Noteholders shall be liable under this Article VI for only that portion of the aggregate Damages which exceeds $50,000, except for Damages resulting from any matter identified under
Section 2.18 of the Disclosure Schedule, for which the Company Stockholders and Noteholders shall be liable for the full amount of such Damages, subject to the provisions of clause (a) above.

                  (b) Notwithstanding anything to the contrary herein, (a) the aggregate liability of the Buyer and the Transitory Subsidiary for Damages under this Article VI shall not exceed $3,000,000, and (b) the Buyer and the Transitory Subsidiary shall be liable under this Article VI for only that portion of the aggregate Damages that exceeds $50,000.

                  (c) Except with respect to claims based on fraud, the rights of the Indemnified Persons under this Article VI shall be the exclusive remedy of the Indemnified Purchasers and Indemnified Stockholders with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the other party contained in this Agreement (provided that nothing contained in this Agreement shall limit or restrict any right or remedy the Buyer or the Surviving Corporation may have under any Environmental Law). No Company Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.


                                   ARTICLE VII

                               REGISTRATION RIGHTS

         7.1 Registration of Shares. The Buyer shall file with the SEC, as promptly as practicable following the time when it is first eligible to make such a filing, a registration statement on Form S-3 covering the resale to the public by the Company Stockholders and Noteholders of the Merger Shares (the "Stockholder Registration Statement"). The Buyer shall take such actions as are reasonably necessary to allow it to file the Stockholder Registration Statement from and after September 1, 1999. The Buyer shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, provided that the Stockholder Registration Statement shall not be declared effective until after financial results covering at least 30 days of combined operations of the Company and the Buyer after the Effective Time shall have been publicly released. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date 24 months after the Closing Date (such date to be extended by the aggregate number of days in which such registration statement is delayed or suspended pursuant to Section 7.2(a) below) or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto or are eligible to be sold under Rule 144(k) under the Securities Act.

         7.2      Limitations on Registration Rights.

                  (a) The Buyer may, by written notice to the Company Stockholders and the Noteholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Company Stockholders and Noteholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for an underwritten public offering of its securities, (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations or (C) the Buyer is ineligible for use of a Form S-3; provided that the Buyer may utilize clause (B) of this Section 7.2(a) only once during any six (6) month period and any such delay or suspension shall not exceed 60 calendar days.

                  (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Company Stockholders and Noteholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders and Noteholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders and Noteholders given pursuant to this paragraph (b), and the Company Stockholders and Noteholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

         7.3      Registration Procedures.

                  (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder and Noteholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

                  (b) The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of such states as the Company Stockholders and Noteholders shall reasonably request; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and Noteholders and, after having done so, the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and Noteholders and, if requested by the Buyer, the Company Stockholders and Noteholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return to the Buyer all such preliminary or final prospectuses. The Buyer shall promptly provide the Company Stockholders and Noteholders with revised prospectuses and, following receipt of the revised prospectuses, the Company Stockholders and Noteholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

                  (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders and Noteholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders and Noteholders.

         7.4 Requirements of Company Stockholders. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

                  (a) the Company Stockholder or Noteholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder or Noteholder and the proposed sale of Merger Shares by such Company Stockholder or Noteholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

                  (b) such Company Stockholder or Noteholder shall have provided to the Buyer its written agreement:

                           (i) to indemnify the Buyer and each of its directors
and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any material statement or omission in the Stockholder Registration

Statement made in reliance upon and in conformity with a written statement by such Company Stockholder or Noteholder furnished pursuant to this Section 7.4; and

                           (ii) to report to the Buyer sales made pursuant to
the Stockholder Registration Statement.

         7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Company Stockholder and Noteholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Stockholder or Noteholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to the Buyer by or on behalf of a Company Stockholder or Noteholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

         7.6 Assignment of Rights. A Company Stockholder or Noteholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his or her Merger Shares to a child, spouse or other member of his or her immediate family or a trust for the benefit of any such person, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.


                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in material breach of any representation, warranty or covenant contained in this Agreement and such breach is not remedied within 10 days of delivery of written notice thereof;

                  (c) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in material breach of any representation, warranty or covenant contained in this Agreement and such breach is not remedied within 10 days of delivery of written notice thereof;

                  (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

                  (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

                  (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

         8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality provisions contained in Section 4.5 and the non-solicitation provisions contained in Section 4.9 shall survive any such termination.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders and Noteholders.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

         9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         If to the Company:                               Copy to:

         PowerCenter Systems, Inc.           Morrison & Foerster LLP
         50 Charles Lindbergh Drive          1290 Avenue of the Americas
         Uniondale, New York 11553           New York, New York 10104
         Attention:  Matthew Ehrlich         Attention: Joseph W. Bartlett, Esq.

        If to the Buyer:                           Copy to:

        Eclipsys Corporation                Eclipsys Corporation
        777 East Atlantic Avenue            777 East Atlantic Avenue
        Suite 200                           Suite 200
        Delray Beach, Florida  33483        Delray Beach, Florida 33483
        Attention:  Chief Executive         Attention:  General Counsel
                       Officer

        If to the Transitory Subsidiary:           Copy to:

        Power Acquisition Corp.             Power Acquisition Corp.
        c/o  Eclipsys Corporation           c/o Eclipsys Corporation
        777 East Atlantic Avenue            777 East Atlantic Avenue
        Suite 200                           Suite 200
        Delray Beach, Florida  33483        Delray Beach, Florida 33483
        Attention:  Chief Executive         Attention:  General Counsel
                       Officer


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

         9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.11 Expenses. Except as set forth in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall not incur more than an aggregate of $100,000 in legal and accounting fees and expenses in connection with the Merger, and any fees and expenses incurred by the Company or its Subsidiaries in excess of such amount shall be recovered by the Buyer pursuant to the Escrow Agreement without regard to the provisions of the first sentence of Section 6.4.

         9.12 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 9.13), in addition to any other remedy to which it may be entitled, at law or in equity.

         9.13 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this
Section 9.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

         9.14 Construction; Knowledge. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term "knowledge" as used in this Agreement shall mean as to any Party actual knowledge, after due inquiry, of each executive officer and director of such Party and each other employee of such Party with responsibility for the matter in question.

         9.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



                                             ECLIPSYS CORPORATION


                                             By: /s/ Robert J. Vanaria
                                                 -------------------------------
                                                 Robert J. Vanaria
                                                 Senior Vice President,
                                                 Administration, Chief Financial
                                                 Officer and Treasurer



                                             POWER ACQUISITION CORP.

                                             By: /s/ Robert J. Vanaria
                                                 -------------------------------
                                                 Robert J. Vanaria
                                                 Vice President and Treasurer



                                             POWERCENTER SYSTEMS, INC.


                                             By: /s/ Matthew Ehrlich
                                                 -------------------------------
                                                 Name:  Matthew Ehrlich
                                                 Title: President and Chief
                                                        Executive Officer

         The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.3(b).

                                                 /s/ Matthew Ehrlich
                                                 -------------------------------
                                                 MATTHEW EHRLICH


                                                 /s/ Paul Ehrlich
                                                 -------------------------------
                                                 PAUL EHRLICH

NOTEHOLDERS:


Euclid Partners IV, L.P.
By: Euclid Associates IV L.P.


By: /s/ A. Bliss McCrum
   ________________________________
    Name: A. Bliss McCrum
    Title: General Partner


/s/ Peter Tong
________________________________
    Peter Tong